Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Upsizes and Prices Public Offering of Class A Common Stock

ATLANTA – July 11, 2014 – CatchMark Timber Trust, Inc. (NYSE: CTT) today has priced its underwritten offering of 12,500,000 shares of its Class A common stock at $11.75 per share. The offering was upsized from the previously announced public offering of 10,000,000 Class A common stock shares. The underwriters have a 30-day option to purchase up to an additional 1,875,000 shares. CatchMark expects to use the net proceeds from this offering, together with the available borrowing capacity under its multi-draw term credit facility, after giving effect to the application of the net proceeds from this offering, primarily for future timberland acquisitions, including previously announced pending acquisitions.

Raymond James, Stifel and Baird are serving as joint book-running managers for the offering. Janney Montgomery Scott is serving as a co-manager for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus and prospectus supplement. Copies of the prospectus and prospectus supplement for the offering may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Ave., Milwaukee, Wisconsin 53202, telephone: (800) 792-2473, email: syndicate@rwbaird.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 320,400 acres* of timberland located in Georgia, Alabama and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com.

*	As of June 30, 2014.

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Contacts
Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com